UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Genesco Inc.

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On July 1, 2021, Genesco Inc. (the “Company”) issued the following press release.

The press release was also posted by the Company to www.GenescoDrivingValue.com on July 1, 2021.

GENESCO SETS THE RECORD STRAIGHT

•	Legion’s materials demonstrate lack of understanding of Genesco’s business and the industry

•	Highlights that Legion’s “strategy” consists of a random collection of ideas in an attempt to generate short-term gains at the expense of long-term value creation

NASHVILLE, Tenn., July 1, 2021 – Genesco Inc. (NYSE: GCO) (“Genesco” or the “Company”) today issued the following statement:

Legion Partners Asset Management LLC (“Legion”) and their director slate recently issued two investor presentations consisting of collectively over 200 pages of misinformation, misleading claims, and superficial suggestions, as well as a press release with inaccurate assertions regarding Genesco’s commitment to ESG and DE&I, which the Company believes demonstrate a lack of understanding of Genesco’s business and the industry and a disregard for long-term value creation. Legion chooses to ignore the hard work that Genesco has already done to address the changing retail environment, as well as its recent results which demonstrate that the Company’s strategic plan is working.

Genesco has been undergoing a series of transformations since 2019, including at the Board and management level, to execute on a new footwear focused strategy. Under the leadership of lead independent director Matt Diamond, and CEO Mimi Vaughn, Genesco put in place a new six-pillar strategy that is generating results as demonstrated by the Company’s recent performance – including delivering compelling results during the pandemic, a time when many others in the industry struggled, as well as kicking off a strong start to FY2022. Legion’s public campaign is focused on disrupting the work that is continuing to take place to drive value. Accordingly, Genesco believes it is imperative to set the record straight for shareholders.

* * *

Legion does not have a thoughtful plan to create shareholder value.

Months after promising to deliver a comprehensive strategic plan for Genesco, Legion has now instead proposed a random collection of ideas in an attempt to generate short-term gains. In addition to taking credit for initiatives Genesco has already completed, Legion argues for initiatives that Genesco largely is either already pursuing, has carefully considered and ultimately rejected, or that simply do not make sense for Genesco’s business.

•

In terms of share buybacks, Genesco has initiated share buybacks systematically in the past, repurchasing 30% of its shares outstanding since FY2017, and expects to extend its strong track record of capital return.

•	Legion asserts that Genesco should take out $15 million related to SG&A, yet the Company has already publicly set a target of $25-$30 million, which is well above Legion’s suggestion.

•

Legion’s suggestion to sell assets like Johnston & Murphy and Schuh at this inopportune time, following a pandemic, at a deep discount and without consideration for the resulting dis-synergies and stranded costs, demonstrates its short-term focus that would lead to destruction of shareholder value.

* * *

Journeys digital offerings resonate strongly with its teen customer base.

Journeys is the destination for fashion footwear for teens in stores and online. Last year, during the pandemic, Journeys grew its e-commerce business over 80%, as teen consumers, among all other choices, chose to shop at Journeys because of its compelling digital offering. Every decision Journeys makes to deliver its digital, omnichannel, social media and marketing choices is with its teen consumer in mind. Legion’s digital recommendations are either outdated, already being implemented or are simply not appropriate for the Journey’s customer base.

* * *

Genesco’s businesses have significant synergies which are increasingly important in today’s environment.

Genesco is a footwear focused company with businesses that benefit strongly from common ownership and synergies both within and across its retail and branded platforms. Size and scale are more important than ever, in particular to leverage growing technology investments in today’s rapidly changing industry that is increasingly driven by digital. The use of the term “conglomerate” to describe Genesco demonstrates that Legion does not understand these current industry dynamics or Genesco’s current business model, especially given that they support this idea using quotes from a former CEO dating back almost a decade to 2012.

Genesco derives meaningful synergies to enhance collective scale and drive profitability. Among other synergies, Genesco benefits from shared resources and technology, economies of scale for purchases, and shared operations and expertise. Legion fails to appreciate synergies already achieved by Genesco, as well as new synergy opportunities that will drive value going forward. A few examples include:

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Retail platform: Journeys and Schuh have significant overlap in their vendor bases, typically 7 or 8 of their top 10 selling brands overlap. This combined scale allows for stronger brand relationships, enhanced purchasing power and exclusive product and is critically important as brands rationalize less significant distribution and consolidate relationships with their most important partners.

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Branded platform: Genesco’s branded businesses drive meaningful synergies from the Company’s global sourcing platform which spans across Johnson & Murphy and Licensed Brands. For example, a significant portion of the casual product in Johnston & Murphy Factory stores is sourced by Licensed Brands where more scale benefits both businesses.

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Across platforms: Genesco’s robust direct-to-consumer platform is shared by Journeys and Johnston & Murphy: shared systems (e.g., point of sale systems), shared resources (e.g., real estate) and shared contracts (e.g., parcel carrier).

•	Across platforms: Levi’s (Licensed Brands) is one of the growing brands distributed in Journeys business with opportunity for others.

The Company regularly reviews its portfolio, brands and strategy and will continue to do so, including leveraging the insights and perspectives of the Board of Directors.

***

Legion fundamentally misunderstands the dynamics of today’s footwear retail and branded market and implications for Genesco.

Legion wrongly concludes there is an outsized wholesale opportunity for Johnston & Murphy. Brands across the footwear industry are consolidating to core strategic accounts that grow and protect their brands and limiting distribution to capitalize on direct-to-consumer opportunities. Legion’s assertion that Johnston & Murphy, a brand sold predominantly direct-to-consumer through e-commerce and retail stores, should increase its wholesale penetration to over 80% would be a strategic mistake. Johnston & Murphy is a premium brand, with strong brand integrity developed through quality product, pricing and premium distribution. Increasing Johnston & Murphy’s wholesale penetration by significantly broadening distribution and moving the brand down market would damage the brand.

Legion also demonstrates its stark lack of understanding of the retail brick and mortar opportunity with suggestions that run counter to the creation of shareholder value:

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Journeys is looking to optimize its current retail footprint. Legion’s proposed plan that Journeys should expand further into several hundred malls and expand by hundreds of stores at a time when digital penetration is accelerating is completely at odds with the current market environment.

•	Legion’s suggestion to open 200+ additional Johnston & Murphy stores relies on a dated view of the retail store base opportunity given the rise of e-commerce.

Finally, Legion completely misses the important strategic opportunity to grow the branded side of Genesco, which leverages Genesco’s excellent direct-to-consumer capabilities for growth, higher margins and better valuation, given higher footwear brand valuations relative to footwear retail valuations as a result of these industry dynamics.

* * *

Genesco’s Board completed its regular comprehensive strategic portfolio review process, resulting in the sale of Lids Sports Group, well before Legion’s initial investment in the Company.

Genesco’s decision to sell Lids Sports Group was made prior to Legion’s 2018 investment in Genesco and resulted from a Board-initiated strategic review process. Legion openly criticized the sale of Lids, stating in a press release from February 2018 that, “the Board’s decision to initiate a sale of Lids…appears to be a defensive measure designed to divert attention from other potentially more attractive options.” Now, years later, Legion is trying to take credit – and give credit to one of its nominees Marjorie Bowen – for the decision made by Genesco’s Board prior to Legion’s involvement. Legion’s back and forth raises serious questions about its credibility and confirms its lack of conviction in any clear strategy for Genesco.

***

Legion refused to engage constructively with Genesco’s Board to avoid a proxy fight.

Simply put, Genesco is in an ongoing proxy contest due to Legion’s decision, after two brief conversations, to abruptly and publicly demand that Genesco turn over a majority of its Board. Nonetheless, Genesco’s Board has attempted to engage with Legion multiple times as highlighted in a recently released letter dated May 19, 2021. Genesco’s Board welcomes constructive feedback from shareholders and regularly reviews all aspects of Genesco’s business to ensure the Company is driving performance and generating long-term shareholder value. Genesco put forth significant efforts to work in good faith with Legion to reach a resolution that is in the best interests of all shareholders, contrary to Legion’s false claims.

* * *

Genesco has proposed a new slate of highly qualified, independent directors.

Since 2019, Genesco has been working on a transformation strategy at both the Board and management level to ensure the Company has the right leadership as it continues to move forward on its footwear focused strategy. As part of this Board refreshment, Genesco is proposing a slate of highly qualified, independent directors for election at the 2021 Annual Meeting of Shareholders. Legion is hard pressed to find actual faults with Genesco’s nominees, which is why it is trying to argue that Genesco’s Board is “interconnected” – stating that it has multiple Board members who worked at McKinsey, graduated from top-tier institutions, or live in neighboring states. Given the large number of qualified and experienced corporate professionals to whom this applies, it would be foolish to disqualify directors on that basis or to suggest the Board is conflicted or that its highly qualified directors would not be independent as a result.

Conveniently, Legion also ignores its slate’s conflicts by nominating Marjorie Bowen and Margenett Moore-Roberts, both of whom have been Legion nominees in prior campaigns. Further, Legion acknowledges Ms. Bowen’s conflict of interest by serving on the Board of Genesco’s competitor, Sequential Brands, a Board she joined, along with two others, after Legion nominated her to Genesco’s Board. Ms. Bowen and Legion claim to value strong corporate governance, yet Ms. Bowen made the decision to seek out and accept a position that would very clearly conflict with her role on Genesco’s Board. This, coupled with her short Board tenure (average 1.4 years) and lack of commitment, relevant skills and experience, are very concerning for Genesco’s Board.

* * *

Genesco has a longstanding commitment to ESG and a robust DE&I policy.

Genesco’s Board has long been deeply involved with ESG and DE&I matters, with a relentless focus on providing oversight of environmental, health and safety; diversity, equity and inclusion; corporate social responsibility; corporate governance and sustainability initiatives. In 2021, demonstrating further leadership, the Board established the ESG subcommittee of the Nominating and Governance Committee under the leadership of Joanna Barsh and Thurgood Marshall, Jr., nationally recognized leaders in ESG, to reinforce the Company’s longstanding commitment to ESG and DE&I as critical drivers of shareholder value.

As Genesco moves toward enhanced SASB and TCFD-aligned reporting and continues brand and corporate-level initiatives that integrate ESG stewardship into corporate strategies, strategic planning, operational initiatives, customer and stakeholder connectivity and corporate culture, Legion has conveniently chosen to ignore:

•	Genesco intrinsically believes that diverse companies perform better

•	Genesco’s DE&I commitment as is reflected by its first female and racially diverse CEO, Board which is 56% female or racially diverse, and workforce, of which 69% is female and 63% is racially diverse

•

Clear disclosure of sustainability policies and approach to ESG on Genesco’s website, including Climate Change Policy, Environmental Policy, Supply Chain and Ethical Practices, and Diversity and Equality initiatives

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Formulation of ESG Executive Steering Committee and ESG Task Force in 2020 to drive Genesco’s ESG assessment and disclosure program, with a 30+-member task force focused on environment and sustainability

•	Establishment of Diversity, Equity and Inclusion Task Force in 2020, with plans to conduct a gender/race/ethnicity pay equity audit

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DE&I survey conducted in North America demonstrating that 84% of employees have a favorable view of Genesco’s DE&I approach, with shared findings communicated to the Board and Management Committee, and utilized to design near-term commitments

•	Promotion of diversity, equity and inclusion initiatives companywide, as well as in the communities where the Company operates

•	Recently published Climate Change Policy that focused on reducing environmental impacts in five key areas: GHG emissions, energy consumption, water usage, waste management, and packaging materials

•	Implementation of an updated Environmental Policy, with Schuh’s operations certified as a Carbon Neutral Organisation in 2020[1]

•	Robust supply chain and ethical standards with policies ranging from labor standards and human rights to whistleblower protection

•	Human Rights Policy published in 2021 based on UN Guiding Principles on Business and Human Rights, as well as OECD Guidelines

•	Active support of organizations that champion human rights, clearly disclosed on Genesco’s website

•	Genesco has a history of strong governance, evidenced by consistently ranked as having low governance risk by ISS

* * *

Genesco’s compensation program has garnered overwhelming support from shareholders and leading proxy advisory firms.

Since 2016, Genesco’s compensation proposals have been supported by both ISS and Glass Lewis and averaged 95% of shareholder support through say-on-pay votes. Genesco’s compensation program rewards management for creating sustainable shareholder value by maximizing net operating earnings less the cost of capital used to produce those earnings and also encourages the return of capital to shareholders – demonstrating strong shareholder alignment. It is a thoughtful plan design that incentivizes performance while protecting shareholder interests, and the Board continuously reviews it to ensure Genesco is driving performance and shareholder value creation. Legion’s flawed evaluation of compensation is an effort to distract from the overwhelming support these programs have received.

* * *

Genesco shareholders are encouraged to review Genesco’s investor presentation for a comprehensive update on the Company’s track record of execution, strong footwear focused strategy, and fit-for-purpose Board of Directors. The presentation and additional information can be found at www.GenescoDrivingValue.com.

Most importantly, Genesco strongly urges shareholders to vote the BLUE proxy card FOR ALL the Company’s highly qualified and experienced director nominees. Shareholders are reminded that their vote is important, no matter how many or how few shares they own. Voting the WHITE proxy card, even in protest, will revoke any previous proxy submitted using the BLUE proxy card. Only the latest-dated proxy counts.

Shareholders with questions, or need help voting their BLUE proxy card, may contact:

Innisfree M&A Incorporated

1 (877) 825-8772

(toll-free from the U.S. and Canada)

[1]	Certification was by Carbon Footprint Limited.

+1 (412) 232-3651

(from other locations)

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,455 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions. Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “should,” “anticipate,” “optimistic,” “on track” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, the roll-out of COVID-19 vaccines and the public’s acceptance of the vaccines, additional stores closures due to COVID-19, the timing of the re-opening of our stores, the timing of in-person back-to-work and back-to-school and sales with respect thereto, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company’s omni-channel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company’s markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company’s shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company, and the impact of actions initiated by activist shareholders. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Important Additional Information and Where to Find It

Genesco has filed a definitive proxy statement (the “Proxy Statement”) and accompanying proxy card in connection with the solicitation of proxies for the 2021 annual meeting of Genesco shareholders (the “Annual Meeting”). INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Genesco with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Genesco’s corporate website at www.genesco.com.

Participants in the Solicitation

Genesco, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Genesco shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Genesco’s directors and executive officers and certain other individuals and their respective interests in Genesco by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Genesco for the fiscal year ended January 30, 2021, and in the Proxy Statement. To the extent holdings of such participants in Genesco’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

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Media Contacts

Claire S. McCall

cmccall@genesco.com

(615) 308-2483

Or

Jared Levy / Danya Al-Qattan

Sard Verbinnen & Co

Genesco-SVC@sardverb.com

Investor Contacts

Tom George

tgeorge@genesco.com

(615) 367-7465

Or

David Slater

dslater@genesco.com

(615) 367-7604